                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): Form 10-K    Form 20-F  X  Form 11-K    Form 10-Q     Form N-SAR
                                    ---

For Period Ended: December 31, 2006

      [ ] TRANSITION REPORT on Form 10-K
      [ ] TRANSITION REPORT on Form 20-F
      [ ] TRANSITION REPORT on Form 11-K
      [ ] TRANSITION REPORT on Form 10-Q
      [ ] TRANSITION REPORT on Form N-SAR
For the transition period ended_____________

If the notification  relates to a portion of the filing checked above,  identify
the       item(s)       to      which      the       notification       relates:
_______________________________________________________________________________
PART I - REGISTRANT INFORMATION

                           FREQUENCY ELECTRONICS, INC.
                            (Full name of Registrant)

55 Charles Lindbergh Blvd., Mitchel Field, NY                            11553
    (Address of principal executive offices)                          (Zip Code)

PART II - Rules 12b-25(b) and (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense.
     (b)  The subject annual report,  semi-annual  report,  transition report on
          Form 10-K, Form 20-F,  11-K, Form N-SAR, or portion  thereof,  will be
---       filed on or before the fifteenth calendar day following the prescribed
 X        due date; or the subject quarterly report of transition report on Form
---       10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c)  The  accountant's  statement or other exhibit required by Rule 12b-25 has been attached if applicable.

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PART III - NARRATIVE
State below in  reasonable  detail the reasons  why the Form 10-K,  11-K,  10-Q,
N-SAR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     An extension of time is requested in order for the Registrant to obtain all of the information necessary to make a complete and accurate filing,  including, but not limited to, the independent auditor's report.

PART IV - OTHER INFORMATION
     1)Name and  telephone  number  of  person  to  contact  in  regard  to this notification:

             Alan Miller            516                   357-2407
             -----------            ---                   --------
              (Name)             (Area Code)         (Telephone Number)
     2)   Have all other periodic  reports required under Section 13 or 15(d) of the  Securities  Exchange Act of 1934 or Section 30 of the  Investment
          Company Act of 1940 during the preceding 12 months or for such shorter period that the  registrant  was required to file such  report(s) been
          filed? If answer is no, identify report(s) X Yes   No
                                                    ---   ---

     3)   Is it anticipated that any significant change in results of operations from  the  corresponding  period  for the  last  fiscal  year  will be reflected  by the  earnings  statement  to be  included in the subject
          report or portion thereof?   Yes X No
                                    ---   ---

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

_______________________________________________________________________________

                           FREQUENCY ELECTRONICS, INC.
                 (Name of Registrant as specified in its charter)
has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: June 29, 2007

By:  /s/ Alan Miller
     ---------------
    Alan Miller
    Treasurer and Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the  registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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